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Exhibit 99

Contact: Larry Larsen
Fleishman-Hillard
312-751-3617

HALO Industries, Inc.
707 Skokie Boulevard, Suite 600
Northbrook, IL 60062
Tel: 847-600-3000
Fax: 847-600-4000
 www.halo.com

FOR IMMEDIATE RELEASE

H.I.G. CAPITAL TO ACQUIRE HALO INDUSTRIES

HALO to Emerge From Chapter 11 a Stronger Company

MIAMI and CHICAGO, February 25, 2003—H.I.G. Capital and HALO Industries, Inc. (OTC Bulletin Board: HMLOQ), a promotional products industry leader, today announced the signing of a definitive agreement whereby a newly formed affiliate of H.I.G. Capital, will acquire the U.S. and European operations of HALO, including Lee Wayne Corporation, pending approval from the U.S. Bankruptcy Court in Chicago, Illinois.

        The total purchase price is $22 million in cash and notes, including a $3 million earn-out based on future financial performance. Net proceeds received by HALO will be used to pay the first installment on the pre-petition debt remaining from HALO's reorganization under Chapter 11 of the United States Bankruptcy Code, which the company filed in July 2001. This transaction enables HALO's emergence from Chapter 11 and its return to normal operating status. The transaction is expected to close in April.

        This transaction marks the culmination of a series of restructurings HALO undertook since its Chapter 11 filing, which included the divestiture of non-core businesses and consolidation of its order management and sales support systems. The result was a complete payoff of $74 million in bank debt and a significant improvement in the company's operating results. Further actions to provide additional value to the estate are underway.

        Marc Simon, HALO's CEO, commented: "We are delighted with our agreement with H.I.G. The transaction will restore HALO's leadership position in the industry, put it on strong,

sound financial footing, and allow us to better serve our customers in the future, paving the way for meaningful growth for HALO going forward."

About HALO

HALO Industries, Inc. (OTC Bulletin Board: HMLOQ), based in Northbrook, Ill., with offices worldwide, is a promotional products leader.

About H.I.G. Capital

H.I.G. Capital is a leading private equity and venture capital investment firm with more than $1 billion of equity capital under management. Based in Miami, and with offices in Atlanta, Boston, and San Francisco, H.I.G. specializes in providing capital to small and medium-sized companies with attractive growth potential. H.I.G. invests in management-led buyouts and recapitalizations of well-established, profitable, and well-managed manufacturing or service businesses, and in promising early stage technology companies. Since it's founding, H.I.G. Capital has made more than fifty highly successful investments, acquiring companies with combined revenues in excess of $4.0 billion.

Safe Harbor

Certain statements in this press release regarding HALO's long-term success are forward-looking statements that involve substantial risks and uncertainties. Actual results may differ materially from those implied by such forward- looking statements as a result of various factors. Readers are encouraged to review the reports, documents and other papers filed in the bankruptcy court file in HALO's Chapter 11 case, pending in the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) and designated Case No. 02 B 12059, for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements."

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  Exhibit 99